    WORLD MONITOR TRUST--
    SERIES C
    MONTHLY REPORT/
    JULY 31, 1998

         WORLD MONITOR TRUST--SERIES C
-------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from June 27, 1998 to July 31, 1998 for World Monitor Trust--Series C (the 'Trust'). The net asset value of an interest as of July 31, 1998 was $94.24, a decrease of 2.79% from the June 26, 1998 value of $96.94. The 1998 year-to-date return for the Trust, which commenced trading June 10, 1998, was a decrease of 5.76% as of July 31, 1998.

The estimated net asset value per interest as of August 14, 1998 was $94.79. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Thomas M. Lane, Jr.
          ----------------------
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from June 27, 1998 to July 31,
  1998
Revenues:
Realized loss on commodity
  transactions.......................   $(216,447)
Change in unrealized commodity
  positions..........................      50,476
Interest income......................      36,509
                                        ---------
                                         (129,462)
                                        ---------
Expenses:
Commissions..........................      49,908
Management fee.......................      12,862
                                        ---------
                                           62,770
                                        ---------
Net loss.............................   $(192,232)
                                        ---------
                                        ---------


STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from June 27, 1998 to July 31, 1998

                                             Per
                                Total      Interest
                              ----------   -------
Net asset value at beginning
  of month (62,210.538
  interests)................  $6,030,625   $ 96.94
Contributions...............   1,214,634
Net loss....................    (192,232)
Redemptions.................     (19,538)
                              ----------
Net asset value at end of
  month (74,637.108
  interests)................  $7,033,489     94.24
                              ----------
                              ----------
                                           -------
Change in net asset
  value per interest....................   $ (2.70)
                                           -------
                                           -------
Percentage change.......................     (2.79)%
                                           -------
                                           -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series C is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                          by: /s/Barbara J. Brooks
                              ---------------------
                                     Treasurer